N E W S R E L E A S E

Contact:
Pamela Goncalves
Sr. Director of Investor and Corporate Communications
(408) 919-8539
Pamela.goncalves@gnss.com

Genesis Microchip Appoints Rick Martig as Chief Financial Officer

SANTA CLARA, Calif., November 1, 2007 - Genesis Microchip Inc. (Nasdaq: GNSS), a world leader in the development of image and video processing technologies for flat-panel TVs, monitors and other consumer display products, today announced that it has named Rick Martig to the position of Chief Financial Officer and Senior Vice President, Finance, effective November 5, 2007. Mr. Martig brings more than twenty years of finance, accounting and management experience to Genesis. In his new position, he will report directly to Elie Antoun, President and Chief Executive Officer of Genesis.

“We are very pleased to welcome Rick to the Genesis team and look forward to his immediate contributions to the Company’s continued growth,” said Elie Antoun, president and CEO, Genesis Microchip. “Rick is a seasoned technology industry veteran with many years of direct financial expertise in operations control, financial planning and analysis, treasury and compliance functions. He also possesses a proven ability to help lead a successful public company."

“I am excited to be joining the Genesis team,” said Rick Martig. “This is an outstanding company with industry leading technology, strong leadership and a dedicated employee base. I look forward to working with Elie and the management team at Genesis to execute on the company’s initiatives and its goal of returning to long-term, sustainable profitability.”

Prior to joining Genesis, Mr. Martig spent twelve years at Xilinx, Inc. (Nasdaq: XLNX), a worldwide leader in field programmable gate array (FPGA) solutions. Most recently at Xilinx, he served as Senior Director of Corporate Finance and managed the Company’s worldwide accounting operations in San Jose, Dublin and Singapore. In this role, he was responsible for corporate accounting, financial planning and analysis and external reporting. Mr. Martig also led the implementation of SOX 404 and the creation of an internal compliance organization. From 1997 to 2003 at Xilinx, Mr. Martig was Business Unit Operations Controller. Prior to Xilinx, Mr. Martig worked from 1990 to 1995 at Spectra Physics Lasers, where he served in various roles including Plant Controller and Treasury Manager. Previously, Mr. Martig was a General Accounting Manager at Bonsu - Microamerica from 1985 to 1990. He is a graduate of the University of Santa Clara with a BS degree in finance and holds an MBA from St. Mary’s College.

About Genesis Microchip
Genesis Microchip Inc. (Nasdaq: GNSS) is a leading provider of image and video processing systems enabling superior picture quality in flat-panel TVs and a variety of consumer and PC-display products. Featuring Genesis Display Perfection® technologies and Emmy award-winning Faroudja® video technologies, Genesis system-on-a-chip solutions are used worldwide by display manufacturers to produce visibly better images across a broad array of devices including flat-panel displays, digital TVs, projectors, A/V receivers and DVD players/recorders. Genesis is also the primary driver of the DisplayPort digital interface standard which enables a common, open source, royalty free, scalable interface between any flat panel display and video or data source. In addition to DisplayPort technology, the Genesis technology portfolio features analog and mixed signal system-on-a-chip design, DCDi® by Faroudja deinterlacing, TrueLife™ video enhancement, IntelliComb™ video decoding and includes over 210 patents. Founded in 1987, Genesis supports its leading brand-name customers with offices in the U.S., Canada, India, Taiwan, South Korea, China, Japan and Singapore. For more information about Genesis Microchip Inc. or Genesis Display Perfection technologies, please visit www.gnss.com.

Note to Editors: Genesis, Genesis Display Perfection, Faroudja, DCDi by Faroudja, TrueLife and IntelliComb are trademarks or registered trademarks of Genesis Microchip Inc.